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Filing Pursuant to Rule 424(b)(2)
Registration Statement No. 333-77399

Prospectus Supplement
(To Prospectus Dated April 30, 1999)

624,750 Shares

Gateway, Inc.
Common Stock

    You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

    Investing in our common stock involves risks. See "Risk Factors" beginning on page 2 of the prospectus.

Plan of Distribution

    We issued a Warrant to purchase up to 624,750 shares of our common stock at an exercise price of $8.92 per share to Bain & Company as partial payment for consulting services provided to us by Bain pursuant to a consulting agreement dated September 4, 2001. There has been no material relationship between Bain and us in the past three years other than in connection with the consulting agreement mentioned above.

    Bain may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We will not pay any compensation in conjunction with the sale of our common stock to Bain in connection with their exercise of the warrant described above.

Use of Proceeds

    We will receive gross cash proceeds of up to $5,572,770 from Bain in connection with their exercise of the warrant described above. The proceeds will be used for general corporate purposes.

Where You Can Find More Information

    The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate the documents indicated on page 7 of our prospectus and our annual report on Form 10-K for the year ended December 31, 2000, our proxy statement dated April 4, 2001 and our Form 10Qs for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

Market for Our Common Stock

    On October 26, 2001 the last reported sale price of our common stock on the New York Stock Exchange was $5.75 per share. Our common stock is listed on the New York Stock Exchange under the symbol "GTW." The common stock sold under this prospectus supplement will be listed on the New York Stock Exchange.

    As of October 24, 2001, we had 323,962,291 shares of common stock outstanding.

General

    You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the prospectus, as updated and superseded by the documents incorporated by reference into this prospectus supplement and the prospectus, is accurate as of any date other than the date on the front of this document.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 2, 2001

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Plan of Distribution
Use of Proceeds
Where You Can Find More Information
Market for Our Common Stock
General